Exhibit 8.1

                           September 13, 2002



ElderTrust
101 East State Street
Suite 100
Kennett Square, PA 19348

Ladies and Gentlemen:

     We have acted as counsel to ElderTrust, a Maryland real estate investment trust (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") and the prospectus included therein (the "Prospectus") filed by the Company with the Securities and Exchange Commission and relating to the registration and potential sale by certain shareholders of the Company, as listed in the Prospectus (the "Selling Shareholders"), of up to 228,416 shares of beneficial interest, par value $.01 per share (the "Shares"), of the Company, as required under the terms of a registration rights agreement between the Company and the Selling Shareholders. In connection with the Registration Statement, we have been asked to provide you with our opinion on certain federal income tax matters. Capitalized terms used in this letter and not otherwise defined herein have the meanings set forth in the Prospectus.

Bases for Opinions

     The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to changes by the IRS, Congress and the courts (as applicable), that might result in material modifications of our opinions. Such changes may be retroactive in effect. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel represents counsel's best professional judgment as to the outcome on the merits with respect to a particular issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

ElderTrust
September 13, 2002
Page 2


     In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:

     (1) the Registration Statement, including the Prospectus, and the documents incorporated by reference therein;

     (2) the Second Amended and Restated Agreement of Limited
         Partnership of ElderTrust Operating Limited Partnership
         ("ET Partnership"), dated as of January 30, 1998, as amended;

     (3) the Declaration of Trust of the Company dated September 23, 1997, and the Bylaws of the Company, each as amended to the date hereof;

     (4) the partnership agreement of each partnership and the operating agreement of each limited liability company in which either the Company or ET Partnership has had or has a direct or indirect interest (collectively, the "Partnership Subsidiaries");

     (5) the articles of incorporation, bylaws and stock ownership records of ET Capital Corp. and ET Capital Corp. II, Inc.;

     (6) the articles of incorporation of the wholly-owned corporate subsidiaries of the Company other than ET Capital Corp. and ET Capital Corp. II, Inc. (the "QRSs");

     (7) all real estate leases of our healthcare facilities and office properties, pursuant to which ET Partnership leases a healthcare facility or space in an office building to a lessee, the majority of which leases were entered into with Genesis Health Ventures, Inc. or its affiliates (collectively, the "Leases"); and

     (8) other necessary documents.

The opinions set forth in this letter also are premised on certain written representations of the Company regarding the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Company, ET Partnership, ET Capital Corp., ET Capital Corp. II, Inc., the Partnership Subsidiaries and the

ElderTrust
September 13, 2002
Page 3


QRSs contained in a letter to us dated as of the date hereof (the "Management Representation Letter"). Any variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, those set forth in the Management Representation Letter) may adversely affect the conclusions stated herein.

     We have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinions. For purposes of rendering our opinions, however, we have not made an independent investigation or audit of the facts set forth in the above referenced documents, including the Management Representation Letter (collectively, the "Reviewed Documents"). We consequently have relied upon representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. We are not aware, however, of any material facts or circumstances inconsistent with the representations we have relied upon as described herein or other assumptions set forth herein.

     Moreover, we have assumed that, insofar as relevant to the opinions set forth herein:

     (i) the Company, the Operating Partnership, ET Capital Corp., ET Capital Corp. II, Inc., the QRSs, and the Partnership Subsidiaries have been at all times since the later of the date of incorporation or formation and January 30, 1998, and will be, operated in the manner described in the relevant partnership agreement, limited liability company operating agreement, declaration of trust, articles (or certificate) of incorporation or other organizational documents and in the Registration Statement and the Management Representation Letter;

     (ii) as represented by the Company, there are no agreements or understandings between the Company or ET Partnership, on the one hand, and Mr. D. Lee McCreary, who owns 100% of the voting stock of ET Capital Corp., or ET Capital Corp. itself, on the other hand, that are inconsistent with Mr. McCreary's being considered to be both the record and beneficial owner of more than 90% of the outstanding voting stock of ET Capital Corp., and there were no such agreements or understandings during the period that Mr. Edward B. Romanov, Jr. owned any voting stock of ET Capital Corp.;

     (iii) the Company is a validly organized and duly incorporated real estate investment trust under the laws of the State of Maryland, ET Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware, each of ET Capital Corp. and ET Capital Corp. II, Inc. is a validly organized

ElderTrust
September 13, 2002
Page 4

and duly incorporated corporation under the laws of the State of Delaware, and each of the Partnership Subsidiaries and QRSs is a duly organized and validly existing partnership, limited liability company or corporation, as the case may be, under the applicable laws of the state in which it was purported to be organized;

     (iv) that (A) all of the representations and statements set forth in the Reviewed Documents, are true and correct and will continue to be true and correct, (B) any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate and will continue to be correct and accurate without such qualification, (C) each of the Reviewed Documents that constitutes an agreement is valid and binding in accordance with its terms, and (D) all of the obligations imposed by the Reviewed Documents on the parties thereto, including, without limitation, obligations under the Declaration of Trust, have been and will continue to be performed or satisfied in accordance with their terms;

     (v) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

     (vi) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

Opinions

     Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

     1. The Company was organized and has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code, effective for each of its taxable years ended December 31, 1998 through and including December 31, 2001, and the Company's current organization and current and proposed method of operation, as described in the Management Representation Letter and the Registration Statement, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for taxable year 2002 and thereafter.

ElderTrust
September 13, 2002
Page 5

     2. The discussion under the caption "Material Federal Income Tax Considerations" in Exhibit 99.1 to the Company's Form 8-K dated May 22, 2002 that is incorporated by reference into the Prospectus accurately describes, in all material respects, the federal income tax considerations anticipated to be material to a purchaser of the Shares.


     The Company's ability to qualify as a REIT depends in particular upon whether each of the Leases is respected as a lease for federal income tax purposes. If one or more Leases are not respected as leases for federal income tax purposes, the Company may fail to qualify as a REIT. The determination of whether the Leases are leases for federal income tax purposes is highly dependent on specific facts and circumstances. In addition, for the rents payable under a Lease to qualify as "rents from real property" under the Code, the rental provisions of the Leases and the other terms thereof must conform with normal business practice and not be used as a means to base the rent paid on the income or profits of the lessees. In delivering the opinions set forth above that the Company's organization and method of operation (as described in the Management Representation Letter and the Registration Statement) have enabled the Company to meet the requirements for qualification and taxation as a REIT effective for each of its taxable years ended December 31, 1998 through and including December 31, 2001, and that the Company's current organization and current and proposed method of operation will enable the Company to meet such requirements for the current taxable year and subsequent taxable years, we expressly rely upon, among other things, the Company's representations as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases at the time the Leases were originally entered into (and taking into account for this purpose changes to the economic and other terms of the Leases pursuant to any subsequent amendments), the intent and economic expectations of the parties to the Leases, the allocation of various economic risks between the parties to the Leases, taking into account all surrounding facts and circumstances, the conformity of the rental provisions and other terms of the Leases with normal business practice, the conduct of the parties to the Leases, and the conclusion that such terms are not being, and will not be, used as a means to base the rent paid on the income or profits of the lessees. We express no opinion as to any of the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases will be respected for federal income tax purposes or whether the rental and other terms of the Leases conform with normal business practice (and are not being used as a means to base the rent paid on the income or profits of the lessees under the Leases).

ElderTrust
September 13, 2002
page 6

     The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, which are described in the Company's Form 8-K dated May 22, 2002 that is incorporated by reference into the Prospectus. We have relied upon representations of the Company and ET Partnership with respect to these matters and will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

     For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues under the caption "Material Federal Income Tax Considerations" in Exhibit 99.1 to the Company's Form 8-K dated May 22, 2002 that is incorporated by reference into the Prospectus.

     This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.
We assume no obligation by reason of this opinion letter to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of the name of the firm therein. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ HOGAN & HARTSON L.L.P.

                                          HOGAN & HARTSON L.L.P.